Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 19, 2018

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 17, 2018 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following four Class 1 directors, and one Class 2 Director were elected to serve for three-year terms and one-year term respectively, and until their successors are elected and qualified: Robert W. Chappell, Roger C. Graham, Jr., E. Gene Kosa, R. Joseph Landy, and David Z. Richards, Jr.  The four Class 1 directors will serve until the April 2021 Annual Meeting, and the Class 2 director, David Z. Richards, Jr., will serve until the April 2019 Annual Meeting.

The following corporate directors retained their positions but were not standing for election this year:  Thomas E. Freeman, Alletta M. Schadler, Rudolph J. van der Hiel, Randall E. Black, R. Lowell Coolidge, and Rinaldo A. DePaola.

Additionally, shareholders voted (1) to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2018, (2) to approve the compensation of the Company's named executive officers as disclosed in the proxy statement, (3) to take an advisory vote every three years to approve the compensation of the Company's named executive officers, and (4) to amend Article Fourth of the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 15,000,000 shares to 25,000,000 shares.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens Community Bank, presented the Company's 2017 financial performance.  Financial highlights included a five-year history on the efficiency ratio (for First Citizens Community Bank), return on equity, return on assets, and cash dividends paid.  The Company's performance was strong compared to peer institutions.

Mr. Black spoke about (1) why the Company would want to increase the authorized shares, (2) strategic initiatives tacked in 2017, (3) 2017 tactical projects completed, (4) employee recognition, and the loyalty, commitment and longevity of bank employees, (5) First Citizens involvement in community and non-profit organizations, (6) industry recognition, and, (7) focus for 2018 and beyond.